October 29, 2026

Mr. Max Hooper PhD and

Mr. A.J. Ripin

Tokenova Worldwide, Inc.

6555 Sanger Road, Suite 100

Orlando, Florida 32827

Re: Regulation A Offering – Tokenova Worldwide, Inc.

Dear Messrs. Hooper and Ripin:

We have acted as counsel to Tokenova Worldwide, Inc., a Nevada corporation (the “Company”), in connection with the filing of the Offering Statement on Form 1-A/A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the “Offering”) by the Company of up to a maximum of seventy-four million nine hundred eighty-one thousand two hundred fifty U.S. dollars ($74,981,250.00) in Series A Preferred Stock shares (the “Series A Preferred Shares”) and the Class A Common Stock shares the Series A Preferred Stock can convert into. Each one (1) Series A Preferred Stock share is convertible into one (1) Class A Common Stock share. The Company is offering up to a total of 7,498,125 shares of Series A Preferred Stock and Class A Common Stock which includes a maximum of 523,125 additional shares of Series A Preferred Stock and Class A Common Stock, valued at the Offering Price of $10.00 per Series A Preferred Stock (the “Offering Price”), issuable as an incentive allocation and benefit to eligible investors based on their capital investment level.

Pursuant to Regulation A Rule 251(a) the total value of the Offering is composed of (i) $69,750,000 of gross offering proceeds from investors from the sale of Series A Preferred Shares and (ii) the value of the maximum incentive allocations of $5,231,250 at the Offering Price. This full Offering amount of $74,981,250.00 is the total amount the Company is offering towards its annual Tier 2 offering cap of $75,000,000 under Rule 251(a)(2).

We assume that the Series A Preferred Shares of the Company will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Series A Preferred Shares.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Domestic Corporation Charter of the Company; the Third Amended and Restated Articles of Incorporation of the Company; the Second Amended and Restated Bylaws of the Company; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Series A Preferred Shares and any Class A Common Stock shares issued after the voluntary or mandatory conversion of Series A Preferred Shares, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the corporate law of the State of Nevada and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A/A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Series A Preferred Shares in this Offering or Class A Common Stock shares issued after the conversion of Series A Preferred Shares. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s Thomas P. DeJong

Thomas P. DeJong, Attorney